Exhibit 10.1

EXECUTION VERSION

TAX MATTERS AGREEMENT

by and between

Viacom Inc.

and

New Viacom Corp.

Dated as of December 30, 2005

ii

TAX MATTERS AGREEMENT

THIS TAX MATTERS AGREEMENT (the “Agreement”), dated as of December 30, 2005 is entered into by and between Viacom Inc., a Delaware corporation (“Viacom”), and New Viacom Corp., a Delaware corporation (“New Viacom”).

WHEREAS, Viacom, directly and through its various subsidiaries, is engaged in the CBS Business and the New Viacom Business;

WHEREAS, the Board of Directors of Viacom has determined that it is in the best interests of Viacom and its stockholders to separate Viacom into two separate, publicly traded companies, which will operate the CBS Business and the New Viacom Business, respectively;

WHEREAS, in order to effect such separation, (i) Viacom will, and will cause its Subsidiaries to, transfer to New Viacom and to the New Viacom Subsidiaries all of the Subsidiaries, assets and liabilities of Viacom and its Subsidiaries that relate primarily to the New Viacom Business and that are not already owned or otherwise held by New Viacom and the New Viacom Subsidiaries, (ii) New Viacom will, and will cause the New Viacom Subsidiaries to, transfer to Viacom and the CBS Subsidiaries all of the Subsidiaries, assets and liabilities of New Viacom and the New Viacom Subsidiaries that relate primarily to the CBS Business and that are not already owned or otherwise held by Viacom and the CBS Subsidiaries, in each case in the manner set forth and except as otherwise provided in the Separation Agreement and the Ancillary Agreements and (iii) Viacom and Viacom Merger Sub Inc., a Delaware corporation, will consummate the Merger (the transactions described in clauses (i), (ii) and (iii) collectively, the “Separation Transactions”);

WHEREAS, prior to consummation of the Separation Transactions, Viacom is the common parent corporation of an affiliated group of corporations within the meaning of Section 1504 of the Code;

WHEREAS, in the Merger, Viacom will be renamed “CBS Corporation” (“CBS”) and New Viacom will be renamed “Viacom Inc.” and, after the Separation Date, CBS and its Subsidiaries will conduct the CBS Business and New Viacom and its Subsidiaries will conduct the New Viacom Business;

WHEREAS, in the Merger, each share of stock of Viacom outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) shall be canceled and shall be converted automatically into the right to receive 0.5 shares of common stock of New Viacom, and 0.5 shares of common stock of CBS.

WHEREAS, the distribution of stock in New Viacom to the shareholders of Viacom is intended to qualify as a tax-free reorganization under Section 368(a)(1)(D) of the Code and as tax-free under Sections 355 and 361 of the Code;

WHEREAS, Viacom and New Viacom wish to allocate and settle among themselves in an equitable manner, among other things, all applicable federal, state, local and foreign Income Taxes for all taxable periods that include or end prior to the Separation Date; and

WHEREAS, it is appropriate and desirable for Viacom and New Viacom to set forth the principles and responsibilities of the parties to this Agreement with respect to indemnification for Income Taxes, proceedings and other matters relating to Income Taxes, Capital Taxes and Transfer Taxes.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1                                      Certain Defined Terms.  For purposes of this Agreement:

“2005 Consolidated Tax Return” means the U.S. federal consolidated Income Tax Return for the Old Viacom Group for the 2005 calendar year.

“Actually Received” has the following meaning:  an Income Tax benefit shall be treated as Actually Received by any Person at the time at which and to the extent that (i) a cash payment is received from the appropriate taxing authority in respect of such Income Tax benefit or (ii) the amount of Income Taxes payable by such Person is reduced below the amount of Income Taxes that such Person would be required to pay but for such incremental Income Tax benefit.

“Adjusted Swap Rate” means the bid-side quote for U.S. dollar interest rate swaps, plus 50 basis points, as shown on Bloomberg page IRSB as of the close of business on the date as of which the determination is to be made for swaps with a maturity closest to the average life of the payments being discounted.

“Capital Tax” and “Capital Taxes” means (i) any and all state and local taxes imposed on capital, net worth or equity, (ii) any and all interest, penalties, additions to tax, or additional amounts imposed by any taxing authority in connection with (A) any item described in clause (i) or this clause (ii) or (B) the failure to comply with any requirement imposed with respect to any Tax Return relating to any Capital Tax, and (iii) any obligation with respect to any item described in clause (i) and/or (ii) above payable by reason of contract, assumption, transferee or successor liability, operation of Law, or otherwise.

“Carryback” has the meaning set forth in Section 2.5(c).

“CBS Adjusted Tax Liability” means, with respect to any taxable period (or portion thereof) ending on or before the Separation Date, the sum of (i) the CBS Business Tax and (ii) the product of (x) 0.5 and (y) the amount equal to the Old Viacom Tax Liability minus the sum of the CBS Business Tax and the New Viacom Business Tax; in each case, with respect to such taxable period.  For the avoidance of doubt, the amount described in clause (ii)(y) of this definition may be a negative number.

“CBS Business” has the meaning set forth in the Separation Agreement, except, for purposes of this Agreement, without regard to whether such business is conducted before or after consummation of the Separation Transactions.

“CBS Business Tax” means, with respect to any taxable period (or portion thereof) ending on or before the Separation Date, the federal Income Tax liability that the Old Viacom Group would have if (i) during the entirety of the particular taxable period (or portion thereof), it owned only the assets and conducted only the activities and operations of the CBS Business and the CBS Discontinued Operations, (ii) any and all carryforwards and Carrybacks of tax attributes of the Old Viacom Group arising on or before the Separation Date (regardless of whether originating from a segment of the CBS Business, the CBS Discontinued Operations, the New Viacom Business or the New Viacom Discontinued Operations) actually available in such taxable period (or portion thereof) were taken into account, (iii) any and all Carrybacks of tax attributes of any CBS Entity arising after the Separation Date actually available in such taxable period (or portion thereof) were taken into account, (iv) solely for purposes of applying Section 2.5(c) to a CBS Carryback, taking into account any New Viacom Carryback arising in earlier taxable periods, (v) any tax attribute generated in the same taxable period (or portion thereof) but not absorbed in the computation of the New Viacom Business Tax for the same taxable period (or portion thereof) were taken into account, and (vi) items relating to the issues described in the Schedule resulting from a Resolution of such issues were taken into account in the percentages allocated to CBS therein.  For the avoidance of doubt, for purposes of this definition, the definition of New Viacom Business Tax and the calculations relating thereto, the same carryforward or carryback tax attribute may be used in computing the CBS Business Tax and the New Viacom Business Tax.

“CBS Carryback” means a Carryback with respect to a net operating loss, a net capital loss or any other tax attribute incurred by CBS after the Separation Date.

“CBS Discontinued Operations” means any terminated, divested or discontinued business the assets and liabilities of which are allocated to CBS pursuant to the Separation Agreement and not included in the CBS Business.

“CBS Entities” or the “CBS Group” means, collectively, CBS and the CBS Subsidiaries; “CBS Entity” means CBS or any CBS Subsidiary.

“CBS Estimated Tax Payments” means, with respect to any taxable period (or portion thereof) ending on or before the Separation Date, the sum of (i) the total amount of estimated federal Income Tax payments made on or prior to the Separation Date multiplied by the CBS Original Tax Percentage and (ii) the total amount for which

CBS is responsible and paid to the taxing authorities pursuant to Section 2.3(b)(i) with respect to estimated federal Income Tax payments made after the Separation Date.

“CBS Original Tax Percentage” means a percentage equal to the CBS Adjusted Tax Liability for any taxable period (or portion thereof) ending on or before the Separation Date divided by the Old Viacom Tax Liability for such taxable period, as the amount of those liabilities were determined based on the original federal consolidated Income Tax Return actually filed for such taxable period, provided, however, that, for purposes of this definition, (i) the CBS Adjusted Tax Liability will be calculated without taking into account any contribution made in December 2005 or later to a qualified benefit plan that is allocated to CBS pursuant to the Separation Agreement and (ii) the Old Viacom Tax Liability will be calculated without taking into account any contribution made in December 2005 or later to a qualified benefit plan that is allocated to CBS or New Viacom, as the case may be, pursuant to the Separation Agreement.  For the avoidance of doubt, adjustments made to the CBS Adjusted Tax Liability or to the Old Viacom Tax Liability after such original filing (or such finalization) shall not, for purposes of this Agreement, change the CBS Original Tax Percentage.

“CBS Tax Packages” means, collectively, all Tax Packages for a particular taxable period (or portion thereof) with respect to the CBS Business and the CBS Discontinued Operations.  A “CBS Tax Package” means a Tax Package with respect to a part of the CBS Business and/or the CBS Discontinued Operations.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Income Tax Information” has the meaning set forth in Section 8.2(a).

“Current Practices” means of the current practices, tax accounting methods, and positions used by the members of the Old Viacom Group as of the Separation Date in connection with any and all Income Tax matters, including the preparation of Tax Packages and the preparation and filing of Tax Returns, revised as appropriate to take into account (i) changes in the applicable Law after the Separation Date, (ii) good faith resolutions of Tax Contests after the Separation Date and (iii) methods or positions adopted in the preparation of Income Tax Returns previously filed (after the Separation Date) in accordance with this Agreement.

“DCL” has the meaning set forth in Section 4.4(a).

“DCL Closing Agreement” has the meaning set forth in Section 4.4(a).

“Deviation” has the meaning set forth in Section 2.3(a)(ii).

“Dispute” has the meaning set forth in Section 2.3(a)(ii).

“Electing Party” has the meaning set forth in Section 3.2(a).

“Election” has the meaning set forth in Section 3.2(a).

“Governmental Authority” has the meaning set forth in the Separation Agreement.

“Income Tax Information” means any and all records, documents, data and other information relating to Income Taxes, including, without limitation, Income Tax Returns and Tax Packages.

“Income Tax Returns” means any Tax Return relating to Income Taxes.

“Income Taxes” means (i) any and all federal, state, local and foreign taxes based upon, measured by, or computed by reference to net income or profits (including alternative minimum tax), (ii) any and all interest, penalties, additions to tax, or additional amounts imposed by any taxing authority in connection with (A) any item described in clause (i) or this clause (ii) or (B) the failure to comply with any requirement imposed with respect to any Income Tax Return, and (iii) any obligation with respect to Income Taxes described in clause (i) and/or (ii) above payable by reason of contract, assumption, transferee or successor liability, operation of Law, Treasury Regulation section 1.1502-6(a) or 1.1502-78 (or predecessor or successor thereof or any analogous or similar provisions under Law) or otherwise.

“Interest Netting Rules” means Section 6621(d) of the Code and any similar provision of state, local or foreign Law.

“IRS” means the U.S. Internal Revenue Service.

“IRS Private Letter Ruling” means the federal income tax rulings issued to Old Viacom on November 22, 2005 by the IRS in connection with the Separation Transactions.

“Joint Owner” has the meaning set forth in Section 8.3.

“New Viacom Adjusted Tax Liability” means, with respect to any taxable period (or portion thereof) ending on or before the Separation Date, the sum of (i) the New Viacom Business Tax and (ii) the product of (x) 0.5 and (y) the amount equal to the Old Viacom Tax Liability minus the sum of the CBS Business Tax and the New Viacom Business Tax; in each case, with respect to such taxable period.  For the avoidance of doubt, the amount described in clause (ii)(y) of this definition may be a negative number.

“New Viacom Business” has the meaning set forth in the Separation Agreement, except, for purposes of this Agreement, without regard to whether such business is conducted before or after consummation of the Separation Transactions.

“New Viacom Business Tax” means, with respect to any taxable period (or portion thereof) ending on or before the Separation Date, the federal Income Tax liability that the Old Viacom Group would have if (i) during the entirety of the particular taxable period (or portion thereof), it owned only the assets and conducted only the activities and operations of the New Viacom Business and/or the New Viacom Discontinued Operations, (ii) any and all carryforwards and Carrybacks of tax attributes of the Old Viacom Group arising on or before the Separation Date (regardless of whether originating from a segment of the CBS Business, the CBS Discontinued Operations, the New Viacom Business or the New Viacom Discontinued Operations) actually available in such taxable period (or portion thereof) were taken into account, (iii) any and all Carrybacks of tax attributes of any New Viacom Entity arising after the Separation Date actually available in such taxable period (or portion thereof) were taken into account, (iv) solely for purposes of applying Section 2.5(c) to a New Viacom Carryback, taking into account any CBS Carryback arising in earlier taxable periods, (v) any tax attribute generated in the same taxable period (or portion thereof) but not absorbed in the computation of the CBS Business Tax for the same taxable period (or portion thereof) were taken into account, and (vi) items relating to the issues described in the Schedule resulting from a Resolution of such issues were taken into account in the percentages allocated to New Viacom therein.  For the avoidance of doubt, for purposes of this definition, the definition of CBS Business Tax and the calculations relating thereto, the same carryforward or carryback tax attribute may be used in computing the CBS Business Tax and the New Viacom Business Tax.

“New Viacom Carryback” means a Carryback with respect to a net operating loss, a net capital loss or any other tax attribute incurred by New Viacom after the Separation Date.

“New Viacom Discontinued Operations” means any terminated, divested or discontinued business the assets and liabilities of which are allocated to New Viacom pursuant to the Separation Agreement and not included in the New Viacom Business.

“New Viacom Entities” or the “New Viacom Group” means, collectively, New Viacom and the New Viacom Subsidiaries; “New Viacom Entity” means New Viacom or any New Viacom Subsidiary.

“New Viacom Estimated Tax Payments” means, with respect to any taxable period (or portion thereof) ending on or before the Separation Date, the sum of (i) the total amount of estimated payments made on or prior to the Separation Date multiplied by the New Viacom Original Tax Percentage and (ii) the total amount for which New Viacom is responsible and paid to CBS pursuant to Section 2.3(b)(i) with respect to estimated payments made after the Separation Date.

“New Viacom Original Tax Percentage” means a percentage equal to the New Viacom Adjusted Tax Liability for any taxable period (or portion thereof) ending on or before the Separation Date divided by the Old Viacom Tax Liability for such taxable period, as the amount of those liabilities were determined based on the original federal consolidated Income Tax Return actually filed for such taxable period, provided, however, that, for purposes of this definition, (i) the New Viacom Adjusted Tax Liability will be calculated without taking into account any contribution made in December 2005 or later to a qualified benefit plan that is allocated to New Viacom pursuant to the

Separation Agreement and (ii) the Old Viacom Tax Liability will be calculated without taking into account any contribution made in December 2005 or later to a qualified benefit plan that is allocated to CBS or New Viacom, as the case may be, pursuant to the Separation Agreement.  For the avoidance of doubt, adjustments made to the New Viacom Adjusted Tax Liability or to the Old Viacom Tax Liability after such original filing (or such finalization) shall not, for purposes of this Agreement, change the New Viacom Original Tax Percentage.

“New Viacom Tax Packages” means, collectively, all Tax Packages for a particular taxable period (or portion thereof) with respect to the New Viacom Business and the New Viacom Discontinued Operations.  A “New Viacom Tax Package” means a Tax Package with respect to a part of the New Viacom Business and/or the New Viacom Discontinued Operations.

“Non-Settling Party” has the meaning set forth in Section 3.2(b).

“Old Viacom Group” means the affiliated group of corporations (within the meaning of Section 1504 of the Code) of which the common parent is Viacom for taxable periods (or portions thereof) ending on or before the Separation Date.

“Old Viacom Return” means the U.S. federal consolidated income Tax Return for the Old Viacom Group for any taxable period ending on or prior to December 31, 2005.

“Old Viacom Tax Liability” means, with respect to any taxable period (or portion thereof) ending on or before the Separation Date, the federal Income Tax liability of the Old Viacom Group.

“Overriding Party” has the meaning set forth in Section 3.2(a).

“Payment” has the meaning set forth in Section 5.3.

“Person” has the meaning set forth in the Separation Agreement.

“Post-Separation Date Interest” has the meaning set forth in the Separation Agreement.

“Pre-Separation Liability” has the meaning set forth in the Separation Agreement.

“Pre-Separation Period” means any taxable period (or portion thereof) ending on or before the Separation Date.

“Providing Party” has the meaning set forth in Section 8.4(a).

“Records” has the meaning set forth in the Separation Agreement.

“Refund” means, with respect to any Person, any refund of Income Taxes including any reduction of Income Tax liabilities by means of a credit, offset or otherwise, but excluding any interest payable by the appropriate taxing authority.

“Related Party” has the meaning set forth in Section 8.4(a).

“Representative” has the meaning set forth in the Separation Agreement.

“Requesting Party” has the meaning set forth in Section 8.4(a).

“Section 3.2 Settlement Amount” has the meaning set forth in Section 3.2(d).

“Separation Agreement” means the Separation Agreement by and between Viacom and New Viacom, dated as of December 19, 2005, and thereafter as amended.

“Separation Transactions” has the meaning set forth in the Recitals.

“Settling Party” has the meaning set forth in Section 3.2(d).

“Special Committee” means a committee whose members are the chair of the audit committee of CBS and the chair of the audit committee of New Viacom.

“Spin-Off Disqualification” means the failure of any of the transactions taken in connection with the Separation Transactions from qualifying for tax-free treatment, where tax-free treatment was intended by the parties as reflected in the IRS Private Letter Ruling.

“Tax Basis” has the meaning set forth in Section 5.3.

“Tax Contest” has the meaning set forth in Section 3.1.

“Tax Opinion” means the opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP to Old Viacom, dated December 30, 2005, addressing the federal income tax treatment of certain components of the Separation Transactions.

“Tax Package” means all of the information necessary to prepare a Tax Return for a particular taxable period (or portion thereof) with respect to an activity or operation conducted by Old Viacom or any direct or indirect Subsidiary of Old Viacom.

“Tax Return” means any returns, reports, declarations, elections, notices, designations, filings, statements, forms, and information returns and reports filed or required to be filed with any taxing authority in respect of Taxes, including any schedules thereto.

“Transfer Taxes” shall mean any Taxes (other than Income Taxes and Capital Taxes) that the parties have agreed to share under the Separation Agreement.

Section 1.2                                      Additional Definitions.  Capitalized terms not defined in this Agreement shall have the meaning ascribed to them in the Separation Agreement.

ARTICLE II

TAX RETURN FILINGS

Section 2.1                                      Filing of Federal Consolidated Tax Returns.  New Viacom and CBS shall cause the New Viacom Entities and the CBS Entities to be included in the Old Viacom Group through the Separation Date to the extent permitted under federal Income Tax Law.

Section 2.2                                      Allocation of Responsibility for Federal Income Taxes for Pre-Separation Periods.  With respect to the Old Viacom Tax Liability for each Pre-Separation Period, (i) New Viacom will be responsible for the portion equal to New Viacom Adjusted Tax Liability for such taxable period and (ii) CBS will be responsible for the portion equal to the CBS Adjusted Tax Liability for such taxable period.

Section 2.3                                      The 2005 Federal Consolidated Income Tax Return.

(a)                                  Preparation and Filing of the 2005 Federal Consolidated Income Tax Return.

(i)                                     New Viacom shall provide CBS, no later than April 30, 2006, with the New Viacom Tax Packages with respect to the 2005 calendar year in a CorpTax format currently in use by the existing tax department.  CBS shall prepare the CBS Tax Packages with respect to the same taxable year.  New Viacom and CBS shall (1) cooperate with each other in preparing Tax Packages for entities that conduct part of the New Viacom Business or the New Viacom Discontinued Operations on the one hand and part of the CBS Business or the CBS Discontinued Operations on the other hand, and (2) jointly prepare Tax Packages with respect to assets, liabilities, activities or operations that do not constitute part of the New Viacom Business, the New Viacom Discontinued Operations, the CBS Business, or the CBS Discontinued Operations.  The Tax Packages for the 2005 calendar year shall be prepared on a basis consistent with Current Practices.  New Viacom shall also promptly provide CBS with any information reasonably requested to prepare the 2005 Consolidated Tax Return and to determine estimated Income Tax payments, current and deferred Income Tax liabilities, and Income Tax reserve items.

(ii)                                  CBS shall have primary responsibility for preparing the 2005 Consolidated Tax Return (including requests for extensions thereof).  CBS shall prepare such Tax Return in a manner consistent with Current Practices and shall report on such Tax Return the information and positions properly contained in the Tax Packages except to the extent CBS determines that a deviation is appropriate as a result of (i) consolidating the various Tax Packages or (ii) information or a position contained in a New Viacom Tax Package being inconsistent with information or a position contained in a CBS Tax Package (a “Deviation”).  CBS shall deliver to New Viacom for its review a final draft of the 2005 Consolidated Tax Return at least thirty (30) days prior to the date (with extensions) such Tax Return is required to be filed.  If New Viacom believes that such Tax Return is inconsistent with the second preceding sentence or contains a Deviation with which it disagrees, New Viacom may provide CBS comments to that effect no later than fifteen (15) days after receipt of the draft Tax Return and such comments shall specify which positions in such draft, if any, New Viacom believes are inconsistent with the principles contained in the second preceding sentence and with which Deviations it disagrees (“Disputes”).  Disputes that are not promptly resolved shall be resolved by an arbitrator in accordance with Article VII.  CBS shall timely file such Tax Return, as modified to reflect the resolution of any Dispute.  If any Dispute remains unresolved seven (7) days before the due date (with extensions) for filing such Tax Return (regardless of whether the Dispute has been submitted to an arbitrator), such Dispute shall be submitted to the Special Committee, which shall decide how, for purposes of filing such Tax Return, the items that are the subject of the Dispute will be reported on such Tax Return if the parties do not agree and no decision has been made by the arbitrator prior to the due date of such Tax Return (with extensions).  CBS shall timely file such Tax Return, properly reflecting thereon the agreement of the parties, the decision of the Special Committee or the decision of the arbitrator, as applicable, on the date such Tax Return is required to be filed (with extensions).  If the Dispute is subsequently resolved by the parties or by an arbitrator in accordance with Article VII in a manner contrary to the 2005 Consolidated Tax Return as filed, then, in accordance with the procedures contained in this Section 2.3(a)(ii), CBS shall prepare an amended 2005 Consolidated Tax Return in a manner necessary to effectuate such resolution and file such amended Tax Return.  If either party desires the filing of a request for an extension of time within which to file the 2005 Consolidated Tax Return, then CBS shall prepare any Tax Return necessary to obtain such extension and file such Tax Return.  CBS shall pay any and all third-party costs and expenses incurred by CBS, and New Viacom shall pay any and all third-party costs and expenses incurred by New Viacom, in connection with the preparation of the 2005 Consolidated Tax Return.

(b)                                 Payments of the 2005 Old Viacom Group Tax Liability.

(i)                                     If one or more estimated federal Income Tax payments are required to be made with respect to the Old Viacom Tax Liability for the 2005 calendar year after the Separation Date, then New Viacom and CBS shall each fund 50% of such estimated payments.  Amounts payable after the Separation Date as estimated payments with respect to the Old Viacom Tax Liability for the 2005 calendar year shall be determined in good faith by New Viacom and CBS and, any disagreement relating thereto shall be referred to, and resolved by, the Special Committee.

(ii)                                  If a payment is required to be made (other than by reason of a Tax Contest or for estimated Income Taxes) with respect to the Old Viacom Tax Liability for the 2005 calendar year after the Separation Date and after such Old Viacom Tax Liability has been determined in accordance with this Agreement, then (1) New Viacom shall bear the portion of such payment obligation equal to the excess, if any, of the New Viacom Adjusted Tax Liability over the New Viacom Estimated Tax Payments, and (2) CBS shall bear the portion of such payment obligation equal to the excess, if any, of the CBS Adjusted Tax Liability over the CBS Estimated Tax Payments, in each case, for such taxable period.

(iii)                               Where, pursuant to this Section 2.3(b), New Viacom is required to bear a portion of any payment made after the Separation Date with respect to the Old Viacom Tax Liability for the 2005 calendar year, then New Viacom shall remit its share to CBS two (2) Business Days before the due date for such payment.  CBS shall timely remit the entire amount of the payment obligation to the IRS and shall thereafter promptly provide New Viacom with documentation evidencing its payment to the IRS.

(iv)                              Where one party has paid more, and the other party has paid less, than the amount for which it is responsible under this Section 2.3(b) with respect to the Old Viacom Tax Liability for the 2005 calendar year, then the other party shall remit to such party the amount of such overpayment within five (5) Business Days after the 2005 Consolidated Tax Return has been filed.

Section 2.4                                      Tax Returns for Taxable Periods Beginning After the Separation Date.

(a)                                  The New Viacom Entities shall be solely responsible for preparing and filing all federal Income Tax Returns relating to the New Viacom Entities for taxable periods beginning after the Separation Date.  The New Viacom Entities shall be solely responsible for any Income Taxes due with respect to the New Viacom Entities attributable to any and all taxable periods (or portion thereof) beginning after the Separation Date.

(b)                                 The CBS Entities shall be solely responsible for preparing and filing all federal Income Tax Returns relating to the CBS Entities for taxable periods beginning after the Separation Date.  The CBS Entities shall be solely responsible for any Income Taxes due with respect to the CBS Entities attributable to any and all taxable periods (or portions thereof) beginning after the Separation Date.

(c)                                  None of the New Viacom Entities nor the CBS Entities shall be obligated to CBS or New Viacom, respectively, for using any tax attributes after the Separation Date, which arose in a taxable period (or portion thereof) beginning on or before the Separation Date.

Section 2.5                                      Amended Returns; Refunds; Carrybacks.

(a)                                  Amended Returns.

(i)                                     Subject to Section 3.2 and acting in good faith, New Viacom shall have the right to require CBS to file, and CBS shall have the right to file, an amended Old Viacom Return for any taxable period ending on or prior to December 31, 2005 if and only if the new positions desired to be reflected on such amended Tax Return could have been reported on the original Tax Return had they been included in the original Tax Package and prepared in a manner consistent with Current Practices.  CBS shall promptly file amended Tax Returns, which satisfy the requirements of the previous sentence, that are requested to be filed by New Viacom.  Except as provided in the second preceding sentence, CBS shall not be permitted to file, and New Viacom shall not have the right to cause to be filed, an amended Old Viacom Return for any taxable period ending on or prior to December 31, 2005.  Either party, acting in good faith, shall be entitled to extend, or cause to be extended, the applicable statute of limitations for any taxable period that includes or ends prior to the Separation Date if such extension is reasonably necessary in connection with filing an amended Old Viacom Return in accordance with this Section 2.5(a).

(ii)                                  CBS shall have primary responsibility for preparing any amended Tax Return permitted to be amended and filed in accordance with Section 2.5(a)(i).  The party requesting the filing of an amended Tax Return shall prepare and deliver a new Tax Package to CBS, which shall be prepared in a manner consistent with Current Practices.  All amended Tax Returns shall be prepared in a manner consistent with the second sentence in Section 2.3(a)(ii) and shall be subject to the procedures specified in Section 2.3(a)(ii) (including third-party costs and expenses).

(b)                                 Refunds.  Except as provided in Section 2.5(c), any Refunds for any Pre-Separation Period shall be allocated between New Viacom and CBS in accordance with this Section 2.5(b).  The Old Viacom Tax Liability, the New Viacom Adjusted Tax Liability, and CBS Adjusted Tax Liability, each for the taxable period to which the Refund relates, shall be recomputed to take into account the Refund and the underlying Income Tax items.  New Viacom’s share of the Refund shall be equal to the excess, if any, of the New Viacom Adjusted Tax Liability, as originally computed (or previously recomputed in accordance with this Agreement, as the case may be), over New Viacom Adjusted Tax Liability, as recomputed in accordance with this Section 2.5(b).  CBS’s share of the Refund shall be equal to the excess, if any, of the CBS Adjusted Tax Liability, as originally computed (or previously recomputed in accordance with this Agreement, as the case may be), over the CBS Adjusted Tax Liability, as recomputed in accordance with this Section 2.5(b).  Subject to Section 3.4, any interest paid or payable by the IRS with respect to a Refund described in this Section 2.5(b) shall be allocated between New Viacom and CBS by determining the amount of interest that accrued on a year-by-year basis and, then, allocating each year’s accrued interest between New Viacom and CBS in the same proportion as the Refund to which such interest relates is allocated.  If New Viacom or CBS receives any Refund and interest related thereto described in this Section 2.5(b) to which the other party is entitled (either in whole or in part), then New Viacom or CBS, as the case may be, shall remit to the other party that other party’s share of such Refund, net of any net Income Taxes imposed on such share of the Refund and interest related thereto and of any third-party costs and expenses related thereto, within five (5) Business Days after the date such Refund is Actually Received.

(c)                                  Carrybacks.  If New Viacom and/or CBS incurs a net operating loss, a net capital loss or other tax attribute after the Separation Date which may be carried back (a “Carryback”) to generate a Refund for the Old Viacom Group for any Pre-Separation Period, then such Refund shall be allocated in accordance with the procedure set forth in Section 2.5(b).  For purposes of this Section 2.5(c), Carrybacks of tax attributes arising in earlier taxable periods shall be considered before Carrybacks of tax attributes arising in subsequent taxable periods.  At the good faith request of the party desiring to carryback its tax attribute, CBS shall prepare and file the appropriate Tax Return to claim the Refund arising from the carryback.  All such Tax Returns shall be prepared in a manner consistent with the second sentence in Section 2.3(a)(ii) and shall be subject to the procedures specified in Section 2.3(a)(ii).  The parties shall cooperate with each other to effectuate any claim for such Refund.  CBS shall (i) pay to New Viacom the amount of such Refund and interest related thereto, net of any net Income Taxes imposed on the Refund and interest related thereto (other than Post-Separation Date Interest) and of any third-party costs and expenses related thereto, to which New Viacom is entitled in accordance with this Section 2.5(c) within five (5) Business Days after the date such Refund is Actually Received, and (ii) be entitled to retain the amount of such Refund to which it is entitled in accordance with this Section 2.5(c).

ARTICLE III

TAX CONTEST

Section 3.1                                      Tax Contest.

(a)                                  Control.  New Viacom and CBS shall jointly control the conduct, settlement, compromise or other resolution of any notice of deficiency, proposed adjustment, assessment, inquiry, audit, examination, or any administrative or judicial proceeding involving any matter relating to Income Taxes of the Old Viacom Group for any taxable period (or portion thereof) ending on or prior to December 31, 2005 (a “Tax Contest”); provided, however, that if the potential adverse effect (including collateral effects) on one party with respect to a particular issue raised in a Tax Contest is de minimis, then such party shall only have the right to participate in, and shall not share in the control of, such issue.  New Viacom and CBS may provide in a side letter additional and/or alternative procedures for administering Tax Contests.  New Viacom and CBS shall equally bear the cost of counsel and other advisors jointly selected to assist with matters related to issues that are jointly controlled, but shall otherwise bear their own out-

of-pocket expenses incurred in connection with a Tax Contest.  Where New Viacom and CBS jointly control an issue in a Tax Contest, neither party may settle that issue without the other party’s consent, which consent shall not be unreasonably withheld.  Where a Tax Contest is part of a larger dispute or action with the taxing authorities, the rights and obligations of the parties as set forth in this Section 3.1(a), Section 3.2 or Section 3.3 shall, to the extent practicable, only apply with respect to the specific issues raised in the Tax Contest.

(b)                                 Extending the Statute of Limitations.  Where control over any issue raised in a Tax Contest is shared pursuant to Section 3.1(a), then either party may, subject to Section 3.2 and acting in good faith, extend the statute of limitations for the taxable period or periods to which such issue relates, regardless of (i) whether control over other issues included in the Tax Contest is not shared or (ii) the existence of issues from tax controversies that are outside the scope of this Agreement.  A party with sole control, as determined under Section 3.1(a), over all of the issues in a Tax Contest may, subject to Section 3.2 and acting in good faith, extend the statute of limitations for the taxable period or periods to which such Tax Contest relates, regardless of the existence of issues from tax controversies that are outside the scope of this Agreement.  If New Viacom decides to extend the applicable statute of limitations pursuant to this Section 3.1(b), New Viacom shall notify CBS in writing of such decision and then CBS shall take all actions necessary to extend such statute of limitations.  If CBS decides to extend the applicable statute of limitations pursuant to this Section 3.1, CBS shall notify New Viacom in writing of such decision and then CBS shall be responsible for taking all actions necessary to extend such statute of limitations.

Section 3.2                                      Notice and Overriding Elections; Freezing Liability with Respect to a Tax Contest; Assuming Control of a Tax Contest; Correlative Adjustments.

(a)                                  Notice and Overriding Elections.  The party desiring to file, or cause to be filed, an amended Tax Return in accordance with Section 2.5(a)(i), effectuate a Carryback of a tax item in accordance with Section 2.5(c), or extend the applicable statute of limitations in accordance with Section 2.5(a)(i) or Section 3.1(b) (in any such case, the “Electing Party”, and each such election, an “Election”) shall provide the other party (the “Overriding Party”) ten (10) days prior written notice of such Election, during which time the Overriding Party shall have the right to prevent such action by agreeing to make payment to, and indemnify, the Electing Party so that the Electing Party is in the same position as if the amended Tax Return had been filed, the Carryback had been made, or the applicable statute of limitations had been extended, as applicable (including, without limitation, paying the amount of any associated Refund)

(b)                                 Freezing Liability with Respect to a Tax Contest.  Where New Viacom or CBS wishes to accept a settlement of one or more of the issues raised in a Tax Contest (the “Settling Party”) and the other party does not consent to such settlement where such consent is required pursuant to Section 3.1 (the “Non-Settling Party”), then the Settling Party may elect in writing to “freeze” its liability with respect to such issues so that its liability will equal what the Settling Party would owe if the proposed settlement were consummated after taking into account the computations described in Sections 3.2(d) and 3.3 (the “Section 3.2 Settlement Amount”).  The Settling Party shall remit to the Non-Settling Party the amount of the Section 3.2 Settlement Amount within five (5) Business Days after the Section 3.2 Settlement Amount has been calculated in accordance with Sections 3.2(d) and 3.3.  Where the Settling Party elects to freeze its liability pursuant to the first sentence in this Section 3.2, the Non-Settling Party shall be entitled to retain any benefit and shall bear any detriment from not accepting such settlement.

(c)                                  Assuming Control of a Tax Contest.  Each party shall have the right to have sole control over, and the related rights described in Section 3.1 with respect to, any issue raised in a Tax Contest if that party (i) agrees to indemnify and hold harmless the other party with respect to any liability for Income Taxes that may ultimately be owed as a result of a Resolution (as defined below) of such issue and (ii) notifies the other party in writing of its decision to exercise such right.

(d)                                 Correlative Adjustments.  For purposes of this Section 3.2, correlative adjustments shall be (i) taken into account at the earliest time under applicable federal Income Tax Law as in effect on the date such calculation is made, (ii) determined by assuming that no sale or other dispositions of assets shall be treated as occurring except for those sales and dispositions that have already occurred before the time that the calculation is made, and (iii) computed on a present value basis using 60% of the Adjusted Swap Rate.

Section 3.3                                      Recalculation of the Share of Liability to Reflect Adjustments.

(a)                                  Subject to Sections 3.2(b) and 3.2(c), New Viacom and CBS shall bear any Income Taxes owed by reason of a resolution of an issue or issues in a Tax Contest for any Pre-Separation Period (the “Resolution”) in accordance with this Section 3.3.  The Old Viacom Tax Liability, the New Viacom Adjusted Tax Liability and the CBS Adjusted Tax Liability shall each, for the taxable period to which the Resolution relates, be recomputed to take into account the adjustments required by the Resolution; provided, however, that any interest or penalties owed as part of the Resolution shall be excluded from such recomputation and shall be allocated in accordance with the last three sentences of this Section 3.3(a).  Subject to the following sentence, (i) New Viacom’s share of any additional Income Taxes shall be equal to the excess, if any, of the New Viacom Adjusted Tax Liability, as recomputed in accordance with this Section 3.3(a), over the New Viacom Adjusted Tax Liability, as originally computed (or previously recomputed in accordance with this Agreement, as the case may be) and (ii) CBS’s share of any additional Income Taxes shall be equal to the excess, if any, of the CBS Adjusted Tax Liability, as recomputed in accordance with this Section 3.3(a), over the CBS Adjusted Tax Liability, as originally computed (or previously recomputed in accordance with this Agreement, as the case may be).  The amounts described in the previous sentence shall be subject to equitable adjustment to the extent that either party receives or incurs a correlative adjustment (whether as a benefit or burden) that is disproportionate to the manner in which the liability due from the Resolution was borne.  For purposes of making an equitable adjustment pursuant to the preceding sentence, the correlative adjustment (whether as a benefit or burden) at issue shall be determined in accordance with Section 3.2(d).  Subject to Section 3.4, any interest owed as part of a Resolution (except interest on Income Tax penalties) shall be allocated between New Viacom and CBS by determining the amount of interest that accrued on a year-by-year basis and, then, allocating each year’s accrued interest between New Viacom and CBS in the same proportion as the Income Tax liability to which such interest relates is allocated.  Subject to Section 3.4, any Income Tax penalties (other than interest on such penalties, which interest shall be allocated in accordance with the following sentence) owed as part of a Resolution shall be allocated between New Viacom and CBS in the same proportion as the Income Tax liability to which such penalty relates is allocated.  Any interest owed on Income Tax penalties imposed as part of a Resolution shall be allocated between New Viacom and CBS by determining the amount of interest that accrued on such penalties on a year-by-year basis and, then, allocating each year’s accrued interest between New Viacom and CBS in the same proportion as such penalties to which such interest relates is allocated.

(b)                                 If New Viacom has a payment obligation pursuant to Section 3.3(a), then New Viacom shall remit its payment to CBS two (2) Business Days before the date payment is due to the IRS under the Resolution.  CBS shall timely remit to the IRS the full amount due under the Resolution and shall promptly thereafter provide New Viacom with documentation evidencing such payment.

Section 3.4                                      Interest Netting.  For purposes of Sections 2.5 and 3.3, interest payable to or receivable from a taxing authority shall be calculated as if the Interest Netting Rules did not apply in respect of any underpayment for which CBS or New Viacom is responsible under this Agreement and any overpayment to which the other party is entitled under this Agreement. To the extent that the net amounts actually payable or receivable by the parties in respect of interest differ from the amount payable to or receivable from the relevant taxing authority, the difference shall be shared equally by the parties.  In addition, any interest that would be receivable by a party pursuant to the first sentence of this section but is not actually received in cash shall be treated as Actually Received when it reduces the amount that otherwise would be payable in cash or by way of offset to a taxing authority.

Section 3.5                                      Certain Dutch Tax Return Filings.  CBS and New Viacom agree to use their best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or appropriate to (i) file all outstanding Tax Returns of Viacom International (Netherlands) B.V. and its Subsidiaries in compliance with the existing ruling issued by the Dutch taxing authorities in 1995 and (ii) cooperate with respect to all Dutch tax issues relating to Viacom International (Netherlands) B.V. and its Subsidiaries for any Pre-Separation Period.

ARTICLE IV

SPIN-OFF DISQUALIFICATION AND OTHER TAXES ARISING FROM SEPARATION TRANSACTIONS

Section 4.1                                      Indemnification by New Viacom.  The New Viacom Business Tax shall include any and all Income Taxes resulting from:  (i) a Spin-Off Disqualification that is attributable to any action, or failure to take any action, by any New Viacom Entity after the Separation Date if such act or the failure to act (or the combination of any such act or failure to act after the Separation Date with an event occurring prior to the Separation Date) would be inconsistent with the Tax Opinion or the IRS Private Letter Ruling, information included in any submission to the IRS in connection with the IRS Private Letter Ruling or with any representation or covenant made in connection with the Tax Opinion or (ii) any action, or failure to take any action, by any New Viacom Entity after the Separation Date if such act or the failure to act (or the combination of any such act or failure to act after the Separation Date with an event occurring prior to the Separation Date) results in the recognition of income or gain pursuant to Section 355(e) of the Code; provided, however, that this Section 4.1 shall not apply to any liability for Income Taxes resulting from the failure of the Merger and the related distribution of New Viacom stock to satisfy the business purpose requirement of Section 355 of the Code and the Treasury regulations promulgated thereunder.

Section 4.2                                      Indemnification by CBS.  The CBS Business Tax shall include any and all Income Taxes resulting from:  (i) a Spin-Off Disqualification that is attributable to any action, or failure to take any action, by any CBS Entity after the Separation Date if such act or failure to act (or the combination of any such act or failure to act after the Separation Date with an event occurring prior to the Separation Date) would be inconsistent with the Tax Opinion or the IRS Private Letter Ruling, information included in any submission to the IRS in connection with IRS Private Letter Rulings or with any representation or covenant made in connection with the Tax Opinion or (ii) any action, or failure to take any action, by any CBS Entity after the Separation Date if such act or the failure to act (or the combination of any such act or failure to act after the Separation Date with an event occurring prior to the Separation Date) results in the recognition of income or gain pursuant to Section 355(e) or 361(b) of the Code; provided, however, that this Section 4.2 shall not apply to any liability for taxes resulting from the failure of the Merger and the related distribution of New Viacom stock to satisfy the business purpose requirement of Section 355 of the Code and the Treasury regulations promulgated thereunder.

Section 4.3                                      Treatment of Other Income Tax Items Attributable to the Separation Transactions.  For purposes of this Agreement, items of income or gain (i) to which Section 4.1 applies shall be treated as attributable to the New Viacom Business, (ii) to which Section 4.2 applies shall be treated as attributable to the CBS Business, and (iii) relating to the Separation Transactions that are not described in clauses (i) or (ii) (including without limitation, except to the extent provided in Section 4.1(ii) or 4.2(ii), (w) items not arising from a Spin-Off Disqualification, (x) items relating to Spin-Off Disqualification to which neither Section 4.1 nor 4.2 is applicable and to any Spin-Off Disqualification described in the proviso to Section 4.1 or 4.2, (y) items attributable to the repatriation of cash undertaken in connection with the Separation Transactions and which occur on or prior to December 31, 2005, by any New Viacom Entity or any CBS Entity that is a foreign corporation to any New Viacom Entity or CBS Entity that is a U.S. corporation, and (z) items described in Section 4.4(b) other than in the proviso thereof) shall not be treated as attributable to the New Viacom Business, the New Viacom Discontinued Operations, the CBS Business or the CBS Discontinued Operations.

Section 4.4                                      Dual Consolidated Losses.

(a)                                  CBS and New Viacom agree to use their best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or appropriate to enter into and make effective a closing agreement with the IRS pursuant to Treasury Regulation Section 1.1503-2(g)(2)(iv)(B)(3) (a “DCL Closing Agreement”) with respect to any dual consolidated loss (within the meaning of Section 1503 of the Code) of any New Viacom Entity, any entity that conducts or conducted a New Viacom Discontinued Operation or any separate unit (within the meaning of Treasury Regulation Section 1.1503-2(c)(3)) of the New Viacom Business or New Viacom Discontinued Operation (a “DCL”), as well to obtain relief under Treasury Regulation Section 301.9100 with respect to utilization, certification, or avoidance of recapture of DCLs.  Without limitation of the forgoing, CBS and New Viacom shall, as promptly as practicable after the date hereof, prepare and file with the IRS a ruling request applying for one or more DCL Closing Agreements with respect to the DCLs and thereafter shall cooperate in causing to become effective such DCL Closing Agreements.  Each of CBS and New Viacom shall execute and deliver, or use its best efforts to cause to be executed and delivered, all instruments, data or information, including any required certifications, and to make all filings, and obtain all representations or consents required by the IRS, and to take all such other actions as may be requested by the IRS from time to time in order to enter into one or more DCL Closing Agreements with respect to the DCLs.  New Viacom and CBS shall share equally all third-party costs and expenses incurred by them in connection with entering into a DCL Closing Agreement with respect to any DCL and all third-party costs and expenses incurred by them in determining and investigating issues related to dual consolidated losses of the Old Viacom Group arising in any Pre-Separation Period.

(b)                                 Any Income Taxes owed in connection with the disallowance of, the failure of certifying, or the recapture of any dual consolidated loss (within the meaning of Section 1503 of the Code) of any member of the Old Viacom Group or any separate unit (within the meaning of Treasury Regulation Section 1.1503-2(c)(3)) where such dual consolidated loss arose in a Pre-Separation Period and relates to the New Viacom Business or the New Viacom Discontinued Operations (excluding the business of Blockbuster Inc., its subsidiaries and any of their respective separate units) shall be shared equally between New Viacom and CBS and shall not be treated as attributable to the New Viacom Business, the New Viacom Discontinued Operations, the CBS Business or the CBS Discontinued Operations; provided, however, that where such Income Taxes are attributable to any action, or failure to take any action, after the Separation Date by a party hereto (or its Subsidiaries) that would be inconsistent with any applicable DCL Closing Agreement or otherwise results in a “triggering event” (within the meaning of Section 1503 of the Code and the Treasury Regulations promulgated thereunder), then such party shall bear all of the Income Taxes resulting from such recapture; provided, further, that in applying Section 3.2(d) with respect to this Section 4.4(b), correlative adjustments shall be computed by also taking into account (without duplication) tax benefits Actually Received within 3 years of the date that the Income Taxes to which this Section 4.4(b) applies are due, and the parties shall make appropriate payments to reflect the foregoing.

ARTICLE V

PAYMENTS MADE UNDER THIS AGREEMENT

Section 5.1                                      Interest.  Any payments required to be made by one party to another party pursuant to this Agreement, which is not made within the time period specified in this Agreement, shall bear interest at a rate equal to one month LIBOR plus 3.00%.

Section 5.2                                      Tax Treatment of Payments Made Under This Agreement.  For all Income Tax purposes (unless required by a change in applicable Tax Law or good faith resolution of a Tax Contest), (i) New Viacom and CBS shall treat, and shall cause their respective Subsidiaries to treat, (A) any payment obligation arising, and any payment made, under this Agreement after the Separation Date with respect to Pre-Separation Liabilities as arising or occurring immediately before the Merger and (B) the portion of any payment owed or paid by one party to another party that is attributable to Post-Separation Date Interest shall be treated as interest and not treated as arising or being paid immediately before the Merger, and (ii) no New Viacom Entity or CBS Entity shall take any position inconsistent with this Section 5.2 in connection with any matter relating to Income Taxes or Income Tax Returns.

Section 5.3                                      Tax Effecting Obligations Under This Agreement.

The amount of any payment required to be paid under this Agreement between any New Viacom Entity and any CBS Entity in respect of a Pre-Separation Liability accruing for federal Income Tax purposes after the Separation Date (a “Payment”) shall be reduced to take into account any net Income Tax benefit of the payee arising from incurring or satisfying the Pre-Separation Liability giving rise to the payment obligation.  The preceding sentence shall be implemented by reducing the Payment at the time such Payment is due to reflect the amount of such net Income Tax benefit, assuming for this purpose that any such net Income Tax benefit would be fully and immediately utilized, unless such benefit is reflected in tax basis or similar item (Tax Basis”), in which case, assuming such Tax Basis would be fully and immediately utilizable over the depreciation or amortization period, if applicable, computed on a present value basis using 60% of the Adjusted Swap Rate.  If such Tax Basis is not depreciable or amortizable, then the payee shall promptly refund to the payor the portion of such Payment or Payments equal to the net Income Tax benefits arising from such Tax Basis at the time such benefits are actually realized.

Section 5.4                                      Direct Payments to the IRS.  Notwithstanding anything herein to the contrary, New Viacom may, at is sole election, remit payment in respect of its portion of any Old Viacom Tax Liability directly to the IRS, unless (i) such direct payment is not permitted under applicable federal Income Tax law or (ii) New Viacom, as the Settling Party for purposes of Section 3.2(b), elected to “freeze” its liability with respect to such portion in accordance with Section 3.2(b).  CBS shall cooperate with New Viacom in making any such direct payment.

ARTICLE VI

STATE, LOCAL AND FOREIGN INCOME TAXES

Section 6.1                                      State, Local and Foreign Income Taxes; Capital Taxes.  Subject to the following five sentences, the principles of this Agreement shall apply with respect to any and all state, local or foreign Income Tax matters, as well as Capital Tax matters, of any New Viacom Entity or any CBS Entity, including, without limitation, the preparation and filing of Income Tax Returns and Tax Returns relating to Capital Taxes, paying Income Taxes and Capital Taxes, and resolving Tax Contests.  With respect to state, local and foreign Income Tax Returns and Tax Returns relating to Capital Taxes required to be filed after the Separation Date for any taxable period that includes or ends before the Separation Date, (i) New Viacom shall prepare, and New Viacom or CBS as appropriate shall file, (A) those Income Tax Returns that reflect solely conduct, activities or operations related to the New Viacom Business and/or the New Viacom Discontinued Operations and (B) those Tax Returns relating to Capital Taxes that reflect solely the capital, net worth or equity relating to a New Viacom Entity, and (ii) CBS shall prepare, and New Viacom or CBS as appropriate shall file, (A) those Income Tax Returns that reflect solely conduct, activities or operations related to the CBS Business and/or the CBS Discontinued Operations and (B) those Tax Returns relating to Capital Taxes that reflect solely the capital, net worth or equity relating to a CBS Entity.  New Viacom shall pay all Income Taxes and Capital Taxes due with respect to the Tax Returns described in clause (i) of the previous sentence and CBS shall pay all Income Taxes and Capital Taxes due with respect to the Tax Returns described in clause (ii) of the previous sentence.  CBS shall provide New Viacom, by August 1, 2006, with a pro forma federal Income Tax Return for the 2005 calendar year for any New Viacom Entity for which New Viacom is required to file any Tax Return under this Section 6.1, provided that New Viacom has given CBS a list of such New Viacom Entities on or before June 30, 2006.  For purposes of calculating state Income Taxes and Capital Taxes for purposes of this Agreement, items relating to state Income Taxes or Capital Taxes determined in a Resolution and relating to issues or principles described in the Schedule shall be allocated between CBS and New Viacom in the manner set forth in the Schedule.  For the avoidance of doubt, in applying Section 6.1 or Section 6.2, the term “IRS” shall mean the relevant state, local or foreign Governmental Authority having jurisdiction over the assessment, determination, collection, or other imposition of any Income Taxes, Capital Taxes or Transfer Taxes.

Section 6.2                                      Certain Transfer Taxes.  The principles of this Agreement shall apply with respect to any Transfer Taxes allocated between New Viacom and CBS pursuant to Section 2.06 of the Separation Agreement, except for (i) Section 6.1 and (ii) calculating the proportion in which the liability for Income Taxes and Capital Taxes are shared pursuant to this Agreement.  Liability for such Transfer Taxes shall, except as provided in Section 3.2, be shared between New Viacom and CBS in the manner set forth in Section 2.06 of the Separation Agreement.

ARTICLE VII

DISPUTE RESOLUTION

Procedures for discussion, negotiation and arbitration set forth in Article X of the Separation Agreement shall apply to all disputes, controversies or claims (whether arising in contract, tort or otherwise) between the parties that may arise out of or relate to, or arise under or in connection with any Agreement Disputes relating to Taxes, but the arbitrator shall be a Big Four accounting firm mutually acceptable to CBS and New Viacom.

ARTICLE VIII

CONFIDENTIALITY; EXCHANGE OF INFORMATION

Section 8.1                                      Ownership of Income Tax Information.  Subject to Section 8.6, any Income Tax Information owned (or jointly owned) by a Providing Party that is provided to a Requesting Party pursuant to Section 8.4 shall be deemed to remain the property (or joint property, as the case may be)

of the Providing Party.  Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Income Tax Information.  For the avoidance of doubt, any and all Income Tax Information currently in possession of the CBS Group or the New Viacom Group (for this purpose, possession shall include the right to obtain such Income Tax Information) shall be jointly owned by New Viacom and CBS, except to the extent that any such Income Tax Information relates solely to Taxes or Tax Returns for which a member of the CBS Group or the New Viacom Group, as the case may be, has no responsibility under this Agreement or under applicable Tax Law, in which event such Income Tax Information shall be owned by the member of the CBS Group or the New Viacom Group, as the case may be, with responsibility for such Tax or Tax Return.

Section 8.2                                      Restrictions on Disclosure of Income Tax Information.

(a)                                  Without limiting any rights or obligations under any other agreement between or among any member of the CBS Group and any member of the New Viacom Group relating to confidentiality and subject to Section 8.3 and Section 8.8, each of the parties hereto agrees that it shall not, and shall not permit any member of its Group to, and that its or their respective Representatives shall not, disclose to any Person or use any Income Tax Information with respect to the members or the business of the other Group (“Confidential Income Tax Information”) (other than such members of its Group or its or their Representatives on a “need-to-know” basis in connection with the purpose for which the Confidential Income Tax Information was originally disclosed).  Such Income Tax Information shall no longer be deemed Confidential Income Tax Information to the extent that it is or was (i) in the public domain other than as a result of the breach of this Agreement or any other agreement between any member of the CBS Group and any member of the New Viacom Group, (ii) available to the Requesting Party outside the context of the Prior Relationship on a non-confidential basis prior to the disclosure of such Confidential Income Tax Information by the Providing Party, or (iii) independently developed by, or on behalf of, such party by Persons who do not have access to, or descriptions of, such Confidential Income Tax Information.  Notwithstanding anything to the contrary in this Section 8.2(a), any member of either Group may, subject to Section 8.8 disclose or use Confidential Income Tax Information (x) if the parties hereto have consented in writing to such disclosure, which consent shall not be unreasonably withheld or delayed, or (y) in connection with preparing and filing Tax Returns or in connection with any Tax Contest.

(b)                                 Each of the parties hereto shall be responsible for any breach of this Section 8.2 and Section 8.3 by the Representatives of any member of its Group, and shall maintain, develop, and shall cause the members of its respective Group to maintain and develop, such policies and procedures as shall from time to time become necessary or appropriate to ensure compliance with this Section 8.2 and Section 8.3.

Section 8.3                                      Disclosure of Income Tax Information.

If either CBS or New Viacom or any member of their respective Groups or its or their respective Representatives becomes legally required to disclose any Confidential Income Tax Information which is jointly owned as provided in Section 8.1, such disclosing party shall promptly notify New Viacom or CBS, as the case may be (the “Joint Owner”), and, except to the extent such Confidential Income Tax Information is to be used in connection with preparing or filing Tax Returns or in connection with any Tax Contest, shall use all commercially reasonable efforts to cooperate with the Joint Owner so that the Joint Owner may seek a protective order or other appropriate remedy and/or waive compliance with this Section 8.3.  All expenses reasonably incurred by the disclosing party in seeking a protective order or other remedy shall be borne by the Joint Owner.  If such protective order or other remedy is not obtained, or if the Joint Owner waives compliance with this Section 8.3, the disclosing party shall (a) disclose only that portion of the Confidential Income Tax Information it is legally required to disclose, (b) use all commercially reasonable efforts to obtain reliable assurances requested by the Joint Owner that confidential treatment will be accorded such Confidential Income Tax Information and (c) promptly provide the Joint Owner with a copy of the Confidential Income Tax Information so disclosed, in the same form and format as so disclosed, together with the identity of all Persons to whom such Confidential Income Tax Information was disclosed.

Section 8.4                                      Access to Income Tax Information.

(a)                                  Subject to paragraph (c) below, during the Retention Period, at the request of either of the parties hereto (the “Requesting Party”), the other party hereto (the “Providing Party”) shall, and shall cause the members of its Group or its or their respective Representatives, successors and assignees, and shall use commercially reasonable efforts to cause joint ventures to which it is and they are a party but that are not members of their respective Group (collectively, “Related Parties”) to, cooperate with and afford to the Requesting Party and its Representatives, upon reasonable advance written request, reasonable access to all Income Tax Information within the possession of the Providing Party or any Related Party (other than Income Tax Information (i) the disclosure of which would have the effect of waiving a legal privilege, or (ii) that is the subject of a confidentiality agreement between the Providing Party and a third party which prohibits disclosure to the Requesting Party, provided that the Providing Party shall use all commercially reasonable efforts to obtain such third party’s consent to disclosure of such Income Tax Information).  The Requesting Party shall have the right to make photocopies or images of any such requested Income Tax Information and any third-party costs and expenses incurred in connection with making such photocopies or images shall be for the account of the Requesting Party.

(b)                                 Subject to paragraph (c) below, each party agrees to cooperate fully, and to cause the members of its respective Group or its or their respective Representatives, successors and assignees, to cooperate fully and to use commercially reasonable efforts to cause Related Parties to cooperate fully, to allow access during normal business hours and upon reasonable notice to each other’s employees (i) to the extent that they are reasonably necessary to discuss and explain requested Income Tax Information with and to the Requesting Party and (ii) with respect to any matter relating to Income Taxes or Income Tax Returns (including, without limitation, any Tax Contests or any other action or proceeding relating to Income Taxes for any taxable period beginning after December 31, 2005); provided, however, that such access will be granted only to the extent that such access does not unreasonably interfere with any employee’s performance of his or her employment duties.

(c)                                  With respect to subsections (a) and (b) of this Section 8.4, access to the requested Income Tax Information shall be provided to the extent (i) permitted or required by Section 8.8, (ii) such Income Tax Information reasonably relates to the Requesting Party’s assets, business or operations or any Liability the Requesting Party has assumed or is responsible for hereunder, (iii) access is reasonably required by the Requesting Party for any Income Tax purpose (including, without limitation, preparing and filing any Tax Return or engaging in any Tax Contest or any other action or proceeding relating to Income Taxes for any taxable period beginning after December 31, 2005).  Nothing herein is intended to put either party’s Income Tax Information within the possession, custody or control of the other party except to the extent expressly provided herein.  All expenses of the Providing Party complying with this Section 8.4 shall be borne by the Requesting Party.

Section 8.5                                      Record Retention.

(a)                                  The originals of (and if no originals exist, then a copy or image of) all Income Tax Information currently in the possession of the existing tax department shall be stored in mutually agreed storage locations.  Each of CBS and New Viacom shall, and shall cause the members of their respective Group to, preserve and keep their Records relating to any Income Tax matters for any and all Pre-Separation Periods in their possession, whether in electronic form or otherwise, until one year after the expiration of the applicable statute of limitations (the “Retention Period”).  The costs of storing the such Records shall be shared equally between New Viacom and CBS.  The Requesting Party shall be responsible for any and all costs related to the retrieval of any Records.  Prior to disposing of any material records or work papers (whether created internally or by a third party) regarding Income Tax matters for any Pre-Separation Period, each of CBS and New Viacom shall, and shall cause the members of their respective Groups, to notify the other party in writing of such intention and afford the other party the opportunity to take possession or request copies of such records or work papers, at its discretion, that relate to such other party’s Income Tax liabilities and obligations.  Any Records that are delivered (by transfer of the original, copy or images of the Records) to a party pursuant to the previous sentence shall be treated as Confidential Income Tax Information to the extent such Records qualified as Confidential Income Tax Information immediately prior to the transfer.

(b)                                 Each of the parties hereto shall, and shall cause the members of its respective Group to, use reasonable efforts to deliver to the other party (i)

on or prior to the Separation Date, any and all Income Tax Information (including Records relating to Income Tax matters for any and all Pre-Separation Periods) that such party or any member of its Group has in its possession relating to the other party’s business or discontinued operations and (ii) as soon as reasonably practicable following their discovery, any Income Tax Information described in clause (i) above which it or any member of its Group discovers are in its possession or control and a copy has not been provided to the other party following the Separation Date, provided, however, that, with respect to clauses (i) and (ii) of this paragraph (b), the party providing such Records may retain copies or images of any such Records.  The parties hereto agree that it shall not be necessary to search individual offices or desktop computers for such Records unless specifically requested to do so by the other party and, in each such case, only to the extent it is reasonably necessary for a specific, identified business purpose.

(c)                                  New Viacom and CBS shall cooperate with each other in imaging (or otherwise digitizing) in a manner mutually agreeable all Income Tax Information mutually agreeable with New Viacom and CBS.  All reasonable third-party costs and expenses incurred in connection with such imaging or digitizing shall constitute One-Time Transaction Costs (as defined in the Separation Agreement).  For the avoidance of doubt, the images and other digital products resulting from the efforts described in this Section 8.5(c) shall be jointly owned by New Viacom and CBS and the third-party costs and expenses of maintaining the same shall be shared equally by New Viacom and CBS.

Section 8.6                                      Income Tax Information Relating to Non-Income Taxes.  Subject to Article VI, this Article VIII shall not apply to Information related to non-Income Taxes, which shall instead be governed by the Separation Agreement.

Section 8.7                                      Witness Services.  At all times from and after the Separation Date, each of CBS and New Viacom shall use its commercially reasonable efforts to make available to the other, upon reasonable written request, its and its Subsidiaries’ officers, directors, employees and agents as witnesses to the extent that (a) such persons may reasonably be required in connection with the investigation, prosecution or defense of any claim, demand or Action relating to Income Taxes in which either CBS or New Viacom or the members of their respective Group may from time to time be involved (except for claims, demands or Actions between members of each Group) and (b) there is no conflict in the claim, demand or Action between the Requesting Party and the other party hereto or any such witnesses.  A party providing witness services to the other party under this Section 8.7 shall be entitled to receive from the recipient of such services, upon the presentation of reasonably detailed invoices therefor, payments for such amounts, relating to disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees who are witnesses or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ services as witnesses), as may be reasonably incurred in providing such witness services.

Section 8.8                                      Privileged Matters.  CBS and New Viacom recognize that legal and other professional services relating to Income Tax matters that have been or will have been provided prior to the Separation Date have been or will be rendered for the benefit of each of Viacom, the members of the CBS Group and the members of the New Viacom Group, and that each of Viacom, the members of the CBS Group and the members of the New Viacom Group should be deemed to be the client for the purposes of asserting all privileges which may be asserted under applicable Law in connection therewith.  Subject to paragraphs (a) through (h) of this Section 8.8, CBS and New Viacom shall, and shall cause the members of their respective Groups to, agree to maintain their respective separate and joint privileges, including, without limitation, by executing common interest agreements where necessary or useful for this purpose.  To allocate the interests of each party in the information as to which any party is entitled to assert a privilege, whether or not such a privilege exists or the existence of which is in dispute, the parties agree as follows:

(a)                                  CBS shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Income Tax Information which relates to the CBS Business or to the CBS Discontinued Operations and not to the New Viacom Business or the New Viacom Discontinued Operations, whether or not the privileged information is in the possession of or under the control of members of the CBS Group or the New Viacom Group.  CBS shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Income Tax Information which relates to the subject matter of any pending or future claim, demand or Action relating to Income Taxes that is, or which CBS reasonably anticipates may become a Liability for which CBS may be responsible under this Agreement or otherwise, and that is not also, or that CBS reasonably anticipates will not become a Liability for which New Viacom may be responsible under this Agreement or otherwise, whether or not the privileged Income Tax Information is in the possession of or under the control of members of the CBS Group or the New Viacom Group.

(b)                                 New Viacom shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Income Tax Information which relates to the New Viacom Business or to the New Viacom Discontinued Operations and not to the CBS Business or the CBS Discontinued Operations, whether or not the privileged information is in the possession of or under the control of members of the CBS Group or the New Viacom Group.  New Viacom shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Income Tax Information which relates to the subject matter of any pending or future claim, demand or Action relating to Income Taxes that is, or which New Viacom reasonably anticipates may become a Liability for which New Viacom may be responsible under this Agreement or otherwise, and that is not also, or that New Viacom reasonably anticipates will not become a Liability for which CBS may be responsible under this Agreement or otherwise, whether or not the privileged Income Tax Information is in the possession of or under the control of members of the CBS Group or the New Viacom Group.

(c)                                  Subject to the restrictions of this Section 8.8, New Viacom and CBS agree that they shall have equal right to assert all shared privileges and all privileges not allocated pursuant to the terms of Sections 8.8(a) or (b) and which relate to the members of both the CBS Group and the New Viacom Group.

(d)                                 Each party hereto shall ensure that no member of its respective Group may waive any privilege which could be asserted under any applicable Law, and in which the other party hereto has a shared privilege, without the consent of the other party, which consent shall not be unreasonably withheld or delayed or as provided in paragraph (e) or (f) below.

(e)                                  In the event of any claim, demand or Action or other dispute between the members of the New Viacom Group, on the one hand, and the members of the CBS Group, on the other hand, either such party may waive a privilege in which the other party has a shared privilege, without obtaining the consent of the other party; provided, however, that such waiver of a shared privilege shall be effective only as to the use of Information with respect to the claim, demand or Action or other between the members of the New Viacom Group, on the one hand, and the members of the CBS Group, on the other hand, and shall not operate as a waiver of the shared privilege with respect to third parties.

(f)                                    If a dispute arises between the members of the New Viacom Group, on the one hand, and the members of the CBS Group, on the other hand, regarding whether a privilege should be waived to protect or advance the interest of either party, each party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other party, and shall not unreasonably withhold consent to any request for waiver by the other party.  Each party hereto specifically agrees that it will not withhold consent to waiver for any purpose except to protect its own legitimate interests.

(g)                                 Upon receipt by either party hereto or by any Subsidiary thereof of any subpoena, discovery or other request which arguably calls for the production or disclosure of Income Tax Information subject to a shared privilege or as to which the other party or a Subsidiary thereof has the sole right hereunder to assert a privilege, or if either party obtains knowledge that any of its or any of its Subsidiaries’ current or former directors, officers, agents or employees have received any subpoena, discovery or other requests which arguably call for the production or disclosure of such privileged Information, such party shall promptly notify the other party of the existence of the request and shall provide the other party a reasonable opportunity to review the Information and to assert any rights it or they may have under this Section 8.8 or otherwise to prevent the production or disclosure of such privileged information.

(h)                                 The transfer of all Records and other Income Tax Information and each party’s retention of Records and other information which may include privileged Information of the other pursuant to this Agreement is made in reliance on the agreement of CBS and New Viacom, as set forth in Section 8.2 and this Section 8.8, to maintain the confidentiality of privileged Information and to assert and maintain all applicable privileges.  The access to Information being granted pursuant to Sections 8.3 and 8.4 hereof, the agreement to provide witnesses pursuant to Section 8.7 hereof, the furnishing of notices and documents and other cooperative efforts contemplated by this Agreement, and the transfer of privileged Information between and among the parties and their respective Subsidiaries pursuant to this Agreement shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

Section 8.9                                      Tax Library.  The parties agree to share the written materials in the tax library on the 32nd floor of 1515 Broadway, New York, New York as long as the tax departments of New Viacom and CBS are sharing office space at such location.  At such time as one tax department vacates such location, the written materials shall be reasonably divided between New Viacom and CBS.

ARTICLE IX

MISCELLANEOUS

Section 9.1                                      Termination.  Except as provided for pursuant to a written agreement of the parties hereto, this Agreement shall remain in force and be binding so long as the applicable period of assessment (including extensions) remains unexpired for any Taxes contemplated by this Agreement.

Section 9.2                                      Effect of Termination.  In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto.

Section 9.3                                      Amendments.  This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the parties hereto or (b) by a waiver in accordance with Section 9.4.

Section 9.4                                      Waiver.

Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party and (b) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.  Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.  The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

Section 9.5                                      Limitation of Liability.  IN NO EVENT SHALL ANY MEMBER OF THE CBS GROUP OR THE NEW VIACOM GROUP BE LIABLE TO ANY MEMBER OF THE NEW VIACOM GROUP OR THE CBS GROUP, RESPECTIVELY, FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER, CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING, WITHOUT LIMITATION, NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Section 9.6                                      Expenses.  Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement, to the extent they are incurred prior to the Separation Date, shall be borne by CBS and New Viacom equally, and to the extent they are incurred subsequent to the Separation Date, shall be borne by the party incurring such costs and expenses.

Section 9.7                                      Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

Section 9.8                                      Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.8):

If to CBS, to:

CBS Corporation
51 West 52nd Street
New York, NY 10019
Facsimile No.: (212) 975-4215

Attn:	Louis J. Briskman
Richard M. Jones

With a copy to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Facsimile No.: (212) 310-8007

Attn:	Howard Chatzinoff
Michael E. Lubowitz

If to New Viacom, to:

Viacom Inc.
1515 Broadway
New York, NY 10036
Facsimile No.: (212) 258-6099

Attn:	Michael D. Fricklas
Jay Kushner

With a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Facsimile No.: (212) 757-3990

Attn:	Alfred D. Youngwood
David R. Sicular

Section 9.9                                      Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either party hereto.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

Section 9.10                                Entire Agreement; Assignment.  This Agreement, the Schedule attached hereto, and any side letter described in Section 3.1(a) constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof and thereof.  This Agreement may not be assigned (whether pursuant to a merger, by operation of Law or otherwise) by a party hereto without the consent of the other parties hereto, provided that no such assignment shall relieve the assigning party of its obligations hereunder.

Section 9.11                                Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.12                                Governing Law.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York.

Section 9.13                                Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.13.

Section 9.14                                Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.  Unless otherwise expressly provided for in this Agreement, the word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

Section 9.15                                Survival of Covenants.  Except as expressly set forth herein, the covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and liability for the breach of any obligations contained herein or therein, shall survive the Separation and shall remain in full force and effect.

*               *               *               *               *

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by its duly authorized officer as of the date first set forth above.

VIACOM INC.,
a Delaware corporation

By:	/s/ Joseph R. Ianniello
	Name:	Joseph R. Ianniello
	Title:	Senior Vice President, Finance and Treasurer

NEW VIACOM CORP.,
a Delaware corporation

By:	/s/ Michael D. Fricklas
	Name:	Michael D. Fricklas
	Title:	Executive Vice President,
General Counsel and Secretary